                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.6)*

                                 PACIFICNET INC.
                    (formerly known as PacificNet.com, Inc.)
                -------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)


                                   69511V 10 8
                -------------------------------------------------
                                 (CUSIP Number)

                               Ms. Chan Ling, Eva
                                    B2B Ltd.
                               8/F Paul Y. Centre
                                 51 Hung To Road
                               Kwun Tong, Kowloon
                                    Hong Kong
                                 (852) 2372-0130

               --------------------------------------------------

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                        May 21, 2003 and August 22, 2003
                -------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      2          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           B2B Ltd. - not applicable.
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [X]
                                                                                                       (b)   [ ]
---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           OO
---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not applicable.
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Hong Kong
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              -0-

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 -0-

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           -0-

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not applicable.
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      3          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           China Strategic Holdings Limited - not applicable.
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [X]
                                                                                                       (b)   [ ]

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Hong Kong
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              -0-

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 -0-

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           -0-

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable.
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      4          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Calisan Developments Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)  [ ]
                                                                                                        (b)  [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd.
           and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      5          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Great Decision Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and
           China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      6          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Paul Y. - ITC Investments Group Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      7          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Paul Y. - ITC Construction Holdings (B.V.I.) Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      8          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Paul Y. - ITC Construction Holdings Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF
---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      9          of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Hollyfield Group Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Samoa
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and
           China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      10         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Well Orient Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.
---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Hong Kong
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China
           Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      11         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Powervote Technology Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF
---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd.
           and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      12         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Hanny Magnetics (B.V.I.) Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B
           Ltd. and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      13         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Hanny Holdings Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and
           China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      14         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Famex Investment Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Hong Kong
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Famex Investment Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and
           China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      15         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Mankar Assets Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and
           China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      16         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           ITC Investment Holdings Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           ITC Investment Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B
           Ltd. and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      17         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           ITC Corporation Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and
           China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      18         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Galaxyway Investments Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd.
           and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      19         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Chinaview International Limited - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by B2B
           Ltd. and China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           HC, CO
---------- -----------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------

CUSIP No. 69511V 10 8                                                   Page      20         of 129 Pages
-------------------------------------------------                       ----------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Chan Kwok Keung, Charles - not applicable
---------- -----------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                           (a)   [ ]
                                                                                                       (b)   [ ]
           Not applicable.

---------- -----------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           AF

---------- -----------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

           Not Applicable
                                                                                                             [ ]
---------- -----------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United Kingdom
---------- -----------------------------------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
    NUMBER OF                -0-

      SHARES
                    -------- -----------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
   BENEFICIALLY              Disclaimed (see Item 11 below)

     OWNED BY
                    -------- -----------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
       EACH                  -0-

    REPORTING
                    -------- -----------------------------------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
      PERSON                 Disclaimed (see Item 11 below)

       WITH
---------- -----------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and
           China Strategic Holdings Limited.

---------- -----------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


                                                                                                             [ ]
           Not Applicable
---------- -----------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Nil
---------- -----------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note:

     This Amendment No. 6 is being filed to reflect a change in the percentage ownership of the subject company by B2B Limited and China Strategic Holdings Limited, as well as the several indirect holders who are reporting persons on this Statement, Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Dr. Chan Kwok Keung, Charles. The change in percentage ownership resulted from certain changes in the outstanding capital of the subject company of which the foregoing direct or indirect holders recently became aware, as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 5 to this Statement in September 2003.

The Amendment No. 6 is also being filed to provide other non-material updated information in items 1, 2, 3, 4 and 5.

Items 1, 2, 3, 4 and 5 have been amended accordingly.

ITEM 1. SECURITY AND ISSUER.

     This statement relates to the common stock (the "Common Stock") of PacificNet, Inc. (the "Company"), a Delaware corporation, with its principal executive offices at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121, USA.


ITEM 2. IDENTITY AND BACKGROUND.

     This statement is filed by:

China Strategic Holdings Limited

     China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company with diversified interests in tire manufacturing, manufacturing, retail and distribution of Chinese medicine, western pharmaceuticals and health food and investment in infrastructure projects through its subsidiaries.

     CSH owns 100% of the issued shares of B2B Ltd. and, through such interest and its interest in China Pharmaceutical Industrial Limited, is the indirect beneficial owner of 2,425,423 shares of Common Stock (the "CSH Shares"). B2B Ltd. and China Pharmaceutical Limited disposed of their entire interests in the Company in May and August respectively.

     During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

B2B Ltd.

     B2B Ltd., a Hong Kong company, is a wholly owned subsidiary of CSH, and disposed of its 2,413,890 shares of Common Stock. B2B Ltd.'s principal business is that of an investment holding company and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     During the past five years, neither B2B Ltd. nor, to the best knowledge of B2B Ltd., any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited

     The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Calisan owns 31.20% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited

     The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited

     The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited

     The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited

     The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, property development and investment, manufacturing and trading of construction materials as well as strategic investment in contracting businesses including contract mining, contract drilling, engineering, infrastructure services, power services, telecommunication services and rail services, installation and maintenance of elevators and escalators, and provision of specialized business and management solutions. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited

     The principal business of Hollyfield Group Limited, a Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hollyfield owns 63.88% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited

     The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Well Orient owns 31.20% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited

     The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited

     The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of

Hanny BVI are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited

     The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited

     The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Famex owns 28.26% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited

     The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited

     The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

ITC Corporation Limited

     The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited

     The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Galaxyway owns 34.82% of the issued ordinary shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited

     The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles

     The business address of Dr. Chan Kwok Keung, Charles ("Dr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Dr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny, China Enterprises Limited and Dong Fang Gas Holdings Limited, (ii) Chairman and Chief Executive Officer of CSH, (iii) an executive director of Ananda Wing On Travel (Holdings) Limited and (iv) a non-executive director of Downer EDI Limited. Dr. Chan is also the sole director of Galaxyway and Chinaview.

     Dr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B. However, Dr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Dr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, Dr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XIX hereto and are incorporated herein by reference.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The shares of Common Stock were acquired by B2B Ltd. on July 27, 2000 upon the completion of the exchange of all the ownership interests in PacificNet.com, LLC ("PacificNet") for shares of the Company's Common Stock, as more fully described in the Schedule 13D filed on August 7, 2000 (File No. 005-59081).

     This amendment is being made in part to reflect a change in the percentage ownership in the Company of CSH, B2B Ltd., Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan, as described in Item 4 below.

ITEM 4. PURPOSES OF TRANSACTION.

     None of the reporting persons named in this Statement has bought or sold any securities of the Company since the date of Amendment No. 5 to this Statement. The following is an explanation of the changes in the Company's outstanding share capital which necessitated this Amendment No. 6:

     B2B Ltd. and China Pharmaceutical Industrial Limited disposed of their entire interests in the Company.

     After disposal, B2B Ltd. and CSH do not hold any common stock in the Company. These changes resulted for all other reporting persons, but as noted elsewhere in this Statement, such other reporting persons disclaim beneficial ownership of those shares.

     Except as described in this Item 4, none of B2B Ltd., CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Dr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

     (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

     (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

     (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

     (d) any change in the present board of directors or management of the Company;

     (e) any material change in the present capitalization or dividend policy of the Company;

     (f) any other material change in the Company's business or corporate structure;

     (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

     (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

     (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

     (j) any action similar to any of those enumerated in (a)-(i) above.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) B2B Ltd. does not hold any common stock of the Company after disposal of its entire interest in the Company.

         CSH does not hold any common stock of the Company after disposal of entire shares held by B2B Ltd. and China Pharmaceutical Industrial Limited, a subsidiary CSH.

         After disposal of the entire shares held by B2B Ltd. and China Pharmaceutical Industrial Limited, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan are not deemed to have any interests in the Company.

         None of the persons named on Schedules I-XIX beneficially own shares of Common Stock.

(c)      Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     The document which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, B2B Ltd. certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF B2B LTD.


Dated: 6 October 2003                   By:  /s/ Chan Ling, Eva
                                             -----------------------------------
                                        Name:    Chan Ling, Eva
                                        Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CHINA STRATEGIC
                                            HOLDINGS LIMITED


Dated: 6 October 2003                       By:  /s/ Chan Ling, Eva
                                                 -------------------------------
                                            Name:    Chan Ling, Eva
                                            Title:   Executive Director

     After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CALISAN
                                            DEVELOPMENTS LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.


                                            FOR AND ON BEHALF OF GREAT DECISION
                                            LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF PAUL Y. - ITC
                                            INVESTMENTS GROUP LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF PAUL Y. - ITC
                                            CONSTRUCTION HOLDINGS (B.V.I.)
                                            LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF PAUL Y. - ITC
                                            CONSTRUCTION HOLDINGS LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Executive Director

     After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF HOLLYFIELD
                                            GROUP LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF WELL ORIENT
                                            LIMITED


Dated: 6 October 2003                       By:  /s/ Lui Siu Tsuen, Richard
                                                 -------------------------------
                                            Name:    Lui Siu Tsuen, Richard
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF POWERVOTE
                                            TECHNOLOGY LIMITED


Dated: 6 October 2003                       By:  /s/ Lui Siu Tsuen, Richard
                                                 -------------------------------
                                            Name:    Lui Siu Tsuen, Richard
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF HANNY
                                            MAGNETICS (B.V.I.) LIMITED


Dated: 6 October 2003                       By:  /s/ Lui Siu Tsuen, Richard
                                                 -------------------------------
                                            Name:    Lui Siu Tsuen, Richard
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF HANNY HOLDINGS
                                            LIMITED


Dated: 6 October 2003                       By:  /s/ Allan Yap
                                                 -------------------------------
                                            Name:    Allan Yap
                                            Title:   Managing Director

     After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF FAMEX
                                            INVESTMENT LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF MANKAR ASSETS
                                            LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF ITC INVESTMENT
                                            HOLDINGS LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF ITC CORPORATION
                                            LIMITED


Dated: 6 October 2003                       By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                            Name:    Chau Mei Wah, Rosanna
                                            Title:   Managing Director

     After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF GALAXYWAY
                                            INVESTMENTS LIMITED


Dated: 6 October 2003                       By:  /s/ Chan Kwok Keung, Charles
                                                 -------------------------------
                                            Name:    Chan Kwok Keung, Charles
                                            Title:   Director

     After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CHINAVIEW
                                            INTERNATIONAL LIMITED


Dated: 6 October 2003                       By:  /s/ Chan Kwok Keung, Charles
                                                 -------------------------------
                                            Name:    Chan Kwok Keung, Charles
                                            Title:   Director

         After reasonable inquiry and to the best of my knowledge and belief, I, Dr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.



Dated: 6 October 2003                       By:  /s/ Chan Kwok Keung, Charles
                                                 -------------------------------
                                            Name: Dr. Chan Kwok Keung, Charles

                                   SCHEDULE I

      EXECUTIVE OFFICERS AND DIRECTORS OF CHINA STRATEGIC HOLDINGS LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR PRESENT PRINCIPAL
                                                                                            OCCUPATION OR EMPLOYMENT AND, IF
                                                                                            APPLICABLE, THE NAME, PRINCIPAL BUSINESS
                                                                                            ADDRESS OF ANY CORPORATION OR OTHER
                                                                                            ORGANIZATION IN WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.



Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

David Edwin Bussmann               c/o 8/F, Paul Y. Centre,           USA                   Independent Non-Executive
                                   51 Hung To Road,                                           Director, China Strategic
                                   Kwun Tong, Kowloon,                                        Holdings Limited;
                                   Hong Kong                                                Independent Non-Executive
                                                                                              Director, China Enterprises
                                                                                              Limited.

Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.



Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.


Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Deputy Managing Director, Hanny
                                   Hong Kong                                                  Holdings Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd.

Fung Wan Yiu, Agnes                c/o 15/F, Alexandra House,                               Independent Non-Executive
                                   16-20 Chater Road, Central,                                Director, China Strategic
                                   Hong Kong                                                  Holdings Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, M Channel
                                                                                              Corporation Limited.

Li Wa Kin                          c/o 8/F, Paul Y. Centre,           China                 Deputy Managing Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited.
                                   Kwun Tong, Kowloon,
                                   Hong Kong

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Chairman, Rosedale Hotel Group
                                   Hong Kong                                                  Limited;
                                                                                            Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.)

                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

                                   SCHEDULE II

                  EXECUTIVE OFFICERS AND DIRECTORS OF B2B LTD.
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                            AND, IF APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           WHICH SAID EMPLOYMENT IS CONDUCTED.


Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;

                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling Interantional
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

                                  SCHEDULE III

        EXECUTIVE OFFICERS AND DIRECTORS OF CALISAN DEVELOPMENTS LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.


Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong, Kowloon,                                        Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;

                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong, Kowloon,                                        Director, Great Decision
                                   Hong Kong                                                    Limited;
                                                                                              Director, Paul Y. -  ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction

                                                                                                Holdings Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Lee Hon Chiu                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong, Kowloon,                                        Executive Director, Paul Y. -
                                   Hong Kong                                                    ITC Construction Holdings
                                                                                                Limited.


                                   SCHEDULE IV

           EXECUTIVE OFFICERS AND DIRECTORS OF GREAT DECISION LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.



Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul

                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                   SCHEDULE V

   EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC INVESTMENTS GROUP LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS CONDUCTED.

NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Calisan
                                   51 Hung To Road,                                             Developments Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.


Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul

                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                   SCHEDULE VI

     EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS
                     (B.V.I.) LIMITED AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION IN
                                                                                              WHICH SAID EMPLOYMENT IS CONDUCTED.

NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong, Kowloon,                                          (B.V.I.) Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Executive Director, Paul

                                                                                                Y. - ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


                                  SCHEDULE VII

 EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                             AND, IF APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER ORGANIZATION IN
                                                                                             WHICH SAID EMPLOYMENT IS CONDUCTED.

NAME AND TITLE                      BUSINESS ADDRESS                   CITIZENSHIP
Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                    51 Hung To Road,                                           Officer, China Strategic
                                    Kwun Tong,                                                 Holdings Limited;
                                    Kowloon,                                                 Non-Executive Director, Downer
                                    Hong Kong                                                  EDI Limited;
                                                                                             Chairman, China Enterprises
                                                                                               Limited;
                                                                                             Chairman, Dong Fang Gas
                                                                                               Holdings Limited;
                                                                                             Chairman, Paul Y. - ITC
                                                                                               Construction Holdings Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                               Limited;
                                                                                             Chairman, ITC Corporation
                                                                                               Limited;
                                                                                             Director, Galaxyway Investments
                                                                                               Limited;
                                                                                             Director, Chinaview
                                                                                               International Limited.


Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,          United Kingdom        Deputy Chairman, Paul Y. - ITC
                                    51 Hung To Road,                                           Construction Holdings Limited;
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,          United Kingdom        Managing Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Vice Chairman, Rosedale Hotel
                                    Hong Kong                                                  Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited.


Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,          Australia             Executive Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Director, Burcon NutraScience
                                    Hong Kong                                                  Corporation;
                                                                                             Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Mankar Assets Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Cheung Ting Kau, Vincent            c/o 15/F, Alexandra House,         United Kingdom        Independent Non-Executive
                                    16-20 Chater Road,                                         Director, Paul Y. - ITC
                                    Central, Hong Kong                                         Construction Holdings Limited;
                                                                                             Executive Director, Jade
                                                                                               Dynasty Food Culture Group
                                                                                               Limited;
                                                                                             Non-Executive Director, Gold
                                                                                               Peak Industries (Holdings)
                                                                                               Limited;
                                                                                             Non-Executive Director,
                                                                                               Techtronic Industries Company
                                                                                               Limited.


Kwok Shiu Keung, Ernest             c/o 3303 The Centre, 99            Australia             Independent Non- Executive
                                    Queen's Road Central, Hong Kong                            Director, Paul Y. - ITC
                                                                                               Construction Holdings Limited.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                   Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Panva Gas Holdings
                                                                                               Limited;
                                                                                             Director, Skynet (International
                                                                                               Group) Holdings Limited;
                                                                                             Director, Cyber On-Air Company
                                                                                               Limited;
                                                                                             Director, Billybala Holdings
                                                                                               Limited;
                                                                                             Executive Vice Chairman,
                                                                                               Rosedale Hotel Group Limited.

Wong Wing Hoo, Billy                c/o 17/F, Paul Y. Centre           United Kingdom        Deputy Managing Director, Paul
                                    51 Hung To Road                                            Y. - ITC Construction
                                    Kwun Tong, Kowloon                                         Holdings Limited;
                                    Hong Kong                                                Alternate Director to Dr. Chan
                                                                                               Kwok Keung, Charles,
                                                                                               Non-Executive Director,
                                                                                               Downer EDI Limited.

Law Man Wah, Conrad                 c/o 17/F, Paul Y. Centre           United Kingdom        Executive Director, Paul Y. -
                                    51 Hung To Road                                            ITC Construction Holdings
                                    Kwun Tong, Kowloon                                         Limited.
                                    Hong Kong

Lee Hon Chiu                        c/o 31/F, Paul Y. Centre           United Kingdom        Director, Calisan Developments
                                    51 Hung To Road                                            Limited;
                                    Kwun Tong, Kowloon                                       Executive Director, Paul Y. -
                                    Hong Kong                                                  ITC Construction Holdings
                                                                                               Limited.


                                  SCHEDULE VIII

          EXECUTIVE OFFICERS AND DIRECTORS OF HOLLYFIELD GROUP LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Deputy Chairman, Downer EDI
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, Rosedale
                                                                                                Hotel Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;

                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited.


                                   SCHEDULE IX

             EXECUTIVE OFFICERS AND DIRECTORS OF WELL ORIENT LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                            AND, IF APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           WHICH SAID EMPLOYMENT IS CONDUCTED.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;

                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd..


                                   SCHEDULE X

        EXECUTIVE OFFICERS AND DIRECTORS OF POWERVOTE TECHNOLOGY LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                          PRINCIPAL BUSINESS OR PRESENT
                                                                                          PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                          AND, IF APPLICABLE, THE NAME,
                                                                                          PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                          CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                    BUSINESS ADDRESS                   CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.

Allan Yap                         c/o 8/F, Paul Y. Centre,           Canada               Vice Chairman, China Strategic
                                  51 Hung To Road,                                          Holdings Limited;
                                  Kwun Tong,                                              Vice Chairman, China
                                  Kowloon,                                                  Enterprises Limited;
                                  Hong Kong                                               Director, Well Orient Limited;
                                                                                          Director, Powervote Technology
                                                                                            Limited;
                                                                                          Director, Hanny Magnetics
                                                                                            (B.V.I.) Limited;
                                                                                          Managing Director, Hanny
                                                                                            Holdings Limited;
                                                                                          Executive Director, Ananda Wing
                                                                                            On Travel (Holdings) Limited;
                                                                                          Chairman and Chief Executive
                                                                                            Officer, Burcon NutraScience
                                                                                            Corporation;
                                                                                          Vice Chairman, Dong Fang Gas
                                                                                            Holdings Limited;
                                                                                          Director; China Energy Holdings
                                                                                            Limited;
                                                                                          Director; Favour Leader


                                                                                            Limited;
                                                                                          Executive Chairman, PSC
                                                                                            Corporation Ltd.;
                                                                                          Director, B2B Limited;
                                                                                          Director, China Pharmaceutical
                                                                                            Industrial Limited;
                                                                                          Director, Katmon Limited;
                                                                                          Director Carling Interantional
                                                                                            Limited;
                                                                                          Director, Kamthorn Limited.

Richard, Siu Tsuen Lui            c/o 7/F, Paul Y. Centre,           Hong Kong            Alternate Director, China
                                  51 Hung To Road,                                          Strategic Holdings Limited;
                                  Kwun Tong,                                              Deputy Managing Director, Hanny
                                  Kowloon,                                                  Holdings Limited;
                                  Hong Kong                                               Director, Hanny Magnetics
                                                                                            (B.V.I.) Limited;
                                                                                          Director, Powervote Technology
                                                                                            Limited;
                                                                                          Director, Well Orient Limited;
                                                                                          Executive Director, Ananda Wing
                                                                                            On Travel (Holdings) Limited;
                                                                                          Director, PSC Corporation Ltd..

                                   SCHEDULE XI

      EXECUTIVE OFFICERS AND DIRECTORS OF HANNY MAGNETICS (B.V.I.) LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                              PRINCIPAL BUSINESS OR PRESENT
                                                                                              PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                              AND, IF APPLICABLE, THE NAME,
                                                                                              PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                              CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                      CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.

Allan Yap                          c/o 8/F, Paul Y. Centre,              Canada               Vice Chairman, China
                                   51 Hung To Road,                                             Strategic Holdings Limited;
                                   Kwun Tong,                                                 Vice Chairman, China
                                   Kowloon,                                                     Enterprises Limited;
                                   Hong Kong                                                  Director, Well Orient Limited;
                                                                                              Director, Powervote
                                                                                                Technology Limited;
                                                                                              Director, Hanny Magnetics
                                                                                                (B.V.I.) Limited;
                                                                                              Managing Director, Hanny
                                                                                                Holdings Limited;
                                                                                              Executive Director, Ananda
                                                                                                Wing On Travel (Holdings)
                                                                                                Limited;
                                                                                              Chairman and Chief Executive
                                                                                                Officer, Burcon
                                                                                                NutraScience Corporation;
                                                                                              Vice Chairman, Dong Fang Gas
                                                                                                Holdings Limited;
                                                                                              Director; China Energy

                                                                                                Holdings Limited;
                                                                                              Director; Favour Leader
                                                                                                Limited;
                                                                                              Executive Chairman, PSC
                                                                                                Corporation Ltd.;
                                                                                              Director, B2B Limited;
                                                                                              Director, China
                                                                                                Pharmaceutical Industrial
                                                                                                Limited;
                                                                                              Director, Katmon Limited;
                                                                                              Director Carling
                                                                                                Interantional Limited;
                                                                                              Director, Kamthorn Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,             United Kingdom       Director, Hanny Magnetics
                                   51 Hung To Road,                                             (B.V.I.) Limited;
                                   Kwun Tong,                                                 Chairman, Rosedale Hotel
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, Hanny
                                                                                                Holdings Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Dong Fang Gas
                                                                                                Holdings Limited
                                                                                              Alternate Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited.

Richard, Siu Tsuen Lui           c/o 7/F, Paul Y. Centre,               Hong Kong           Alternate Director, China
                                 51 Hung To Road,                                             Strategic Holdings Limited;
                                 Kwun Tong,                                                 Deputy Managing Director,
                                 Kowloon,                                                     Hanny Holdings Limited;
                                 Hong Kong                                                  Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote
                                                                                              Technology Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda
                                                                                              Wing On


                                                                                            Travel (Holdings)
                                                                                              Limited;
                                                                                            Director, PSC Corporation
                                                                                              Ltd.

                                  SCHEDULE XII

           EXECUTIVE OFFICERS AND DIRECTORS OF HANNY HOLDINGS LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                             AND, IF APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.

Richard, Siu Tsuen Lui              c/o 7/F, Paul Y. Centre,            Hong Kong            Alternate Director, China
                                    51 Hung To Road,                                           Strategic Holdings Limited;
                                    Kwun Tong,                                               Deputy Managing Director, Hanny
                                    Kowloon,                                                   Holdings Limited;
                                    Hong Kong                                                Director, Hanny Magnetics
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Powervote Technology
                                                                                               Limited;
                                                                                             Director, Well Orient Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Director, PSC Corporation Ltd.

Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda Wing
                                    51 Hung To Road,                                           On Travel (Holdings) Limited;
                                    Kwun Tong,                                               Non-Executive Director, Downer
                                    Kowloon,                                                   EDI Limited;
                                    Hong Kong                                                Chairman, Paul Y. - ITC
                                                                                               Construction Holdings Limited;
                                                                                             Chairman, China

                                                                                             Enterprises Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                               Limited;
                                                                                             Chairman, ITC Corporation
                                                                                               Limited;
                                                                                             Director, Galaxyway Investments
                                                                                               Limited;
                                                                                             Director, Chinaview
                                                                                               International Limited;
                                                                                             Chairman and Chief Executive
                                                                                               Officer, China Strategic
                                                                                               Holdings Limited;
                                                                                             Chairman, Dong Fang Gas
                                                                                               Holdings Limited.

Allan Yap                           c/o 8/F, Paul Y. Centre,            Canada               Vice Chairman, China Strategic
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Vice Chairman, China
                                    Kowloon,                                                   Enterprises Limited;
                                    Hong Kong                                                Director, Well Orient Limited;
                                                                                             Director, Powervote Technology
                                                                                               Limited;
                                                                                             Director, Hanny Magnetics
                                                                                               (B.V.I.) Limited;
                                                                                             Managing Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Chairman and Chief Executive
                                                                                               Officer, Burcon NutraScience
                                                                                               Corporation;
                                                                                             Vice Chairman, Dong Fang Gas
                                                                                               Holdings Limited;
                                                                                             Director; China Energy Holdings
                                                                                               Limited;
                                                                                             Director; Favour Leader Limited;
                                                                                             Executive Chairman, PSC
                                                                                               Corporation Ltd.;
                                                                                             Director, B2B Limited;
                                                                                             Director, China

                                                                                               Pharmaceutical
                                                                                               Industrial Limited;
                                                                                             Director, Katmon Limited;
                                                                                             Director Carling Interantional
                                                                                               Limited;
                                                                                             Director, Kamthorn Limited.

Chan Kwok Hung                      c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                                    51 Hung To Road,                                           (B.V.I.) Limited;
                                    Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Executive Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Alternate Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Dong Fang Gas
                                                                                               Holdings Limited.

Yuen Tin Fan, Francis               c/o 42/F, Hong Kong                 United Kingdom       Independent Non-Executive
                                    PCCW Tower, Taikoo                                       Director, Hanny Holdings
                                    Place, Quarry Bay,                                         Limited.
                                    Hong Kong

Fok Kin Ning, Canning               c/o 22/F, Hutchison House,          Australia            Non-Executive Director, Hanny
                                    10 Harcourt Road,                                             Holdings Limited;
                                    Hong Kong                                                Group Managing Director,
                                                                                               Hutchison Whampoa Limited;
                                                                                             Deputy Chairman, Cheung Kong
                                                                                               Infrastructure Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, Hongkong
                                                                                               Electric Holdings Limited;
                                                                                             Non-Executive Director, Downer
                                                                                               EDI Limited;
                                                                                             Non-Executive Director, Ananda
                                                                                               Wing On Travel (Holdings)
                                                                                               Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                               (Holdings) Limited.

Ip Tak Chuen, Edmond                c/o 8/F, Cheung Kong Centre, 2      United Kingdom       Non-Executive Director, Hanny
                                    Queen's Road Central, Hong Kong                            Holdings Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                               (Holdings) Limited;
                                                                                             Deputy Chairman, Cheung Kong
                                                                                               Infrastructure Holdings
                                                                                               Limited;
                                                                                             Non-Executive Director, tom.com
                                                                                               limited;
                                                                                             Executive Director, CK Life
                                                                                               Sciences Int'l., (Holdings)
                                                                                               Inc.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,           Hong Kong            Non-Executive Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                   Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Panva Gas Holdings
                                                                                               Limited;
                                                                                             Director, Cyber On-Air Company
                                                                                               Limited;
                                                                                             Director, Billybala Holdings
                                                                                               Limited;
                                                                                             Executive Vice Chairman,
                                                                                               Rosedale Hotel Group Limited;
                                                                                             Director, Skynet (International
                                                                                               Group) Holdings Limited.


Tsang Link Carl, Brian              c/o 20/F, Gloucester                Hong Kong            Independent Non-Executive
                                    Tower, The Landmark,                                     Director, Hanny Holdings
                                    Central, Hong Kong                                         Limited;
                                                                                             Partner, Iu, Lai & Li,
                                                                                               Solicitors and Notaries.

Dorothy Law                         c/o 8/F, Paul Y. Centre,            Canada               Corporate Counsel, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Director, China Enterprises
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director and Vice President,
                                                                                               Legal and Corporate
                                                                                               Secretary, Burcon
                                                                                               NutraScience Corporation.

Shih, Edith                         c/o 22/F, Hutchison House           Chinese              Alternate Director, Hanny
                                    10 Harcourt Road, Hong Kong                                Holdings Limited.

Kwok Ka Lap, Alva                   c/o 10/F, DCH Commercial            Chinese              Independent Non-Executive
                                    Centre, 25 Westlands Road,                                 Director, Hanny Holdings
                                    Taikoo Place, Hong Kong                                    Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Ananda Wing On
                                                                                               Travel (Holdings) Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Cheung Tai Hong
                                                                                               Holdings Limited.

                                  SCHEDULE XIII

          EXECUTIVE OFFICERS AND DIRECTORS OF FAMEX INVESTMENT LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                             AND, IF APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                    Kowloon,                                                   Group Limited;
                                    Hong Kong                                                Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.


Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Deputy Chairman, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Director, Famex Investment
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Burcon NutraScience
                                    Kowloon,                                                   Corporation;
                                    Hong Kong                                                Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited.

Chan Kwok Hung                      c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                                    51 Hung To Road,                                           (B.V.I.) Limited;
                                    Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Executive Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Alternate Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Dong Fang Gas
                                                                                               Holdings Limited.


                                  SCHEDULE XIV

            EXECUTIVE OFFICERS AND DIRECTORS OF MANKAR ASSETS LIMITED
                             AS OF OCTOBER 06, 2003


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                             PRINCIPAL BUSINESS OR PRESENT
                                                                                             PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                             AND, IF APPLICABLE, THE NAME,
                                                                                             PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                             CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP          WHICH SAID EMPLOYMENT IS CONDUCTED.


Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Deputy Chairman, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Director, Mankar Assets
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Burcon NutraScience
                                    Kowloon,                                                   Corporation;
                                    Hong Kong                                                Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Mankar Assets
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Hollyfield Group
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Vice Chairman, Rosedale Hotel
                                                                                               Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;

                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.


                                   SCHEDULE XV

           EXECUTIVE OFFICERS AND DIRECTORS OF ITC CORPORATION LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                            AND, IF APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           WHICH SAID EMPLOYMENT IS CONDUCTED.


Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.


Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Calisan Developments
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Director, Calisan Developments
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Managing Director, ITC
                                   51 Hung To Road,                                           Corporation Limited;
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                   Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Director, Hanny Magnetics
                                   51 Hung To Road,                                           (B.V.I.) Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.

Wong Kun To                        c/o 29/F, Paul Y. Centre,          Canada                Executive Director, ITC
                                   51 Hung To Road,                                           Corporation Limited;
                                   Kwun Tong,                                               Managing Director, Star East
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Chairman, M Channel Corporation
                                                                                              Limited.

Lai, Dominic                       c/o 9/F and 15/F,                  China                 Independent Non-Executive
                                   The Bank of East Asia                                      Director, ITC Corporation
                                   Building, 10 Des Voeux Road,                               Limited;
                                   Central, Hong Kong                                       Senior Partner, Iu, Lai & Li,
                                                                                              Solicitors and Notaries.

Cheung Hon Kit                     c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Executive Director, ITC
                                   Kowloon,                                                   Corporation Limited;
                                   Hong Kong                                                Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Panva Gas Holdings
                                                                                              Limited;
                                                                                            Director, Cyber On-Air Group
                                                                                              Company Limited;
                                                                                            Director, Billybala Holdings
                                                                                              Limited;
                                                                                            Executive Vice Chairman,
                                                                                              Rosedale Hotel Group Limited;
                                                                                            Director, Skynet (International
                                                                                              Group) Holdings Limited.


Chuck, Winston Calptor             c/o 10/F, Hong Kong                British               Independent Non-Executive
                                   Trade Centre,                                              director, ITC Corporation
                                   161 Des Voeux Road                                         Limited.
                                   Central, Hong Kong

                                  SCHEDULE XVI

        EXECUTIVE OFFICERS AND DIRECTORS OF GALAXYWAY INVESTMENTS LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                            AND, IF APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           WHICH SAID EMPLOYMENT IS CONDUCTED.

SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.


                                  SCHEDULE XVII

       EXECUTIVE OFFICERS AND DIRECTORS OF CHINAVIEW INTERNATIONAL LIMITED
                             AS OF OCTOBER 06, 2003

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                            AND, IF APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           WHICH SAID EMPLOYMENT IS CONDUCTED.

SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.


                                 SCHEDULE XVIII

       EXECUTIVE OFFICERS AND DIRECTORS OF ITC INVESTMENT HOLDINGS LIMITED
                             AS OF OCTOBER 06, 2003


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.

                                                                                            PRINCIPAL BUSINESS OR PRESENT
                                                                                            PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                                                            AND, IF APPLICABLE, THE NAME,
                                                                                            PRINCIPAL BUSINESS ADDRESS OF ANY
                                                                                            CORPORATION OR OTHER ORGANIZATION IN
NAME AND TITLE                      BUSINESS ADDRESS                    CITIZENSHIP         WHICH SAID EMPLOYMENT IS CONDUCTED.

Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Calisan Developments
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Deputy Chairman, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Deputy Chairman, Downer EDI
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Director, Mankar Assets
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Director, Burcon NutraScience
                                    Kowloon,                                                   Corporation;
                                    Hong Kong                                                Executive Director, Rosedale
                                                                                               Hotel Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited.


Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                                    51 Hung To Road,                                           Limited;
                                    Kwun Tong,                                               Vice Chairman, Rosedale
                                    Kowloon,                                                   Hotel Group Limited;
                                    Hong Kong                                                Director, Calisan
                                                                                               Developments Limited;
                                                                                             Managing Director, Paul Y.
                                                                                               - ITC Construction
                                                                                               Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.


                                  SCHEDULE XIX

              PRINCIPAL BUSINESS ADDRESSES AND PRINCIPAL BUSINESSES

Name                            Principal Business Address                 Principal Business
------------------------------- ------------------------------------------ -------------------------------------------
1.       Ananda Wing On         7/F, Paul Y. Centre, 51 Hung To Road,      Provision of package tours, travel,
Travel (Holdings) Limited       Kwun Tong, Kowloon                         transportation and other related services.
                                Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
2.       B2B Limited            8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
3.       Billybala Holdings     19/F, Asia Standard Tower,                 Provision of arcade game on demand
Limited                         59-65 Queen's Road Central,                services via the internet in the Greater
                                Hong Kong                                  China Region.

------------------------------- ------------------------------------------ -------------------------------------------
4.       Burcon NutraScience    1946 West Broadway, Vancouver, British     Development of commercial canola
Corporation                     Columbia, V6J 1Z2, Canada                  protein.  Burcon's proprietary extraction
                                                                           process uses canola meal to yield a high
                                                                           quality, cost-effective plant-based protein.

------------------------------- ------------------------------------------ -------------------------------------------
5.       Carling                8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
International Limited           Kwun Tong, Kowloon, Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
6.       Cheung Kong            7th Floor, Cheung Kong Center              Investment holding and project
(Holdings) Limited              2 Queen's Road Central                     management, real estate property
                                Hong Kong                                  development and investment,
                                                                           real estate agency and management,
                                                                           securities trading, container terminals,
                                                                           retain and manufacturing, telecommunications,
                                                                           infrastructure projects and hotels.
------------------------------- ------------------------------------------ -------------------------------------------
7.       Cheung Kong            12th Floor, Cheung Kong Center             Infrastructure development, investment
Infrastructure Holdings         2 Queen's Road Central                     and management, mainly on power plants,
Limited                         Hong Kong                                  toll roads and toll bridges in China, as
                                                                           well as its infrastructure materials
                                                                           business in cement, concrete, asphalt
                                                                           and aggregates in Hong Kong, China
                                                                           and throughout Asia.
------------------------------- ------------------------------------------ -------------------------------------------
8.       Cheung Tai Hong        Room 2206, 22/F, Paul Y. Centre, 51 Hung   Trading of air conditioning equipment and
Holdings Limited                To Road, Kowloon, Hong Kong                provision of engineering related
                                                                           services, pharmaceutical products,
                                                                           motorcycles, general trading and property
                                                                           development and investment.

------------------------------- ------------------------------------------ -------------------------------------------
9.       China Pharmaceutical   8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
Industrial Limited              Kwun Tong, Kowloon, Hong Kong
------------------------------- ------------------------------------------ -------------------------------------------

------------------------------- ------------------------------------------ -------------------------------------------
10.      China Enterprises      8/F Paul Y. Centre, 51 Hung To Road,       Manufactures and sells tires and other
Limited                         Kwun Tong, Kowloon, Hong Kong              rubber products in both China and other
                                                                           countries.

------------------------------- ------------------------------------------ -------------------------------------------
11.      Cyber On-Air Group     41/F, CEF Life Tower, 248 Queen's Road     Cyber On-Air Group Company Limited is a
Limited                         East, Wanchai, Hong Kong                   Chinese-language content provider which
                                                                           provides news update, financial news
                                                                           update, fortune telling, horse racing
                                                                           information, leisure, entertainment news
                                                                           and sports news. It is also a platform
                                                                           provider, providing an array of community
                                                                           services such as chat rooms and message
                                                                           board.
------------------------------- ------------------------------------------ -------------------------------------------
12.      Dong Fang Gas          9/F, Paul Y. Centre, 51 Hung To Road,      Trading of ceramic tiles, bathroom
Holdings Limited                Kwun Tong, Kowloon, Hong Kong              accessories and sundry building
                                                                           materials, manufacturing of ceramic tiles
                                                                           in the PRC and investment holding.

------------------------------- ------------------------------------------ -------------------------------------------
13.      Downer EDI Limited     Level 3, 190 George Street, Sydney, NSW    Infrastructure services, contract
                                2000, Australia                            drilling, contract mining, civil
                                                                           engineering, power services,
                                                                           telecommunication services and rail
                                                                           services.

------------------------------- ------------------------------------------ -------------------------------------------
14.      Favour Leader Limited  8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
15.      Jade Dynasty Food      23rd Floor, Emperor Group Centre           Operation of restaurants in Asia.
Culture Group Limited           288 Hennessy Road
                                Wanchai, Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
16.      Gold Peak Industries   8/F Gold Peak Building                     Manufacture and sale of batteries,
(Holdings) Limited              30-34 Kwai Wing Road                       electrical installation products,
                                Kwai Chung NT                              automotive electronics, cable products,
                                Hong Kong                                  loudspeakers and high precision parts and
                                                                           components.

------------------------------- ------------------------------------------ -------------------------------------------
17.      Hongkong Electric      Electric Centre, 28 City Garden Road       Holding company with interests in energy
Holdings Limited                Hong Kong                                  utilities in Hong Kong and elsewhere,
                                                                           engineering consulting, and property
                                                                           development.

------------------------------- ------------------------------------------ -------------------------------------------
18.      Hutchison Whampoa      22nd Floor, Hutchison House                Investment holding company with
Limited                         10 Harcourt Road                           diversified operations in
                                Hong Kong                                  telecommunications, property,
                                                                           ports, retail and manufacturing, energy
                                                                           and infrastructure.
------------------------------- ------------------------------------------ -------------------------------------------

------------------------------- ------------------------------------------ -------------------------------------------
19.      Iu, Lai & Li           20/F, Gloucester Tower,                    Solicitors and Notaries
                                The Landmark, Central,
                                Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
20.      Kamthorn Limited       8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
21.      Katmon Limited         8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

------------------------------- ------------------------------------------ -------------------------------------------
22.      M Channel              29/F, Paul Y. Centre, 51 Hung To Road,     Provision of focused Chinese language
Corporation Limited             Kwun Tong, Kowloon, Hong Kong              content through the Group's vertical
                                                                           portals targeted at the global Chinese
                                                                           community.

------------------------------- ------------------------------------------ -------------------------------------------
23.      Pacific Century        39/F, PCCW Tower, Taikoo Place,            Provision of international, local and
CyberWorks Limited              979 King's Road,                           mobile telecommunications service,
                                Quarry Bay, Hong Kong                      Internet and interactive multimedia
                                                                           services, the sale and rental of
                                                                           telecommunications equipment, and the
                                                                           provision of computer, engineering and
                                                                           other technical services, mainly in Hong
                                                                           Kong; investment in and development of
                                                                           technology-related businesses; and
                                                                           investment in and development of
                                                                           infrastructure and properties in Hong
                                                                           Kong and elsewhere in the PRC.
------------------------------- ------------------------------------------ -------------------------------------------
24.      Panva Gas Holdings     Room 2501-2502, Vicwood Plaza              The main activities include the sale of
Limited                         199 Des Voeux Road Central                 liquefied natural gas in the bulk and in
                                Hong Kong                                  cylinders, the provision of piped gas,
                                                                           and the sale of liquefied natural gas
                                                                           household appliances.
------------------------------- ------------------------------------------ -------------------------------------------
25.      PSC Corporation Ltd.   348 Jalan Boon Lay, Singapore 619529       Provision of household consumer products
                                                                           and management services.

------------------------------- ------------------------------------------ -------------------------------------------
26.      Rosedale Hotel Group   27/F, Paul Y. Centre, 51 Hung To Road,     Investment holding with property
Limited                         Kwun Tong, Kowloon, Hong Kong              interests in trading and development,
                                                                           hotel operation and toll-road development.
------------------------------- ------------------------------------------ -------------------------------------------
27.      Skynet                 Suite 2901, 29/F, Great Eagle Centre, 23   Principally engaged in the provision of
(International Group) Company   Harbour Road, Wanchai, Hong Kong           installation services for marble and
Limited                                                                    granite products in construction
                                                                           projects, import and sale of marble
                                                                           and granite products and investment
                                                                           in internet website business.
------------------------------- ------------------------------------------ -------------------------------------------

------------------------------- ------------------------------------------ -------------------------------------------
28.      Star East Holdings     29th Floor, Paul Y. Centre                 Production of movies, television drama
Limited                         51 Hung To Road, Kwun Tong, Kowloon,       series, documentary and infotainment
                                Hong Kong                                  programme, the franchising and operation
                                                                           of theme restaurants under the brand name
                                                                           of "Planet Hollywood" and "Star East" in
                                                                           Asia Pacific, strategic investment in M
                                                                           Channel Corporation Limited, talent
                                                                           management, music production, event
                                                                           production and marketing and property
                                                                           investment.

------------------------------- ------------------------------------------ -------------------------------------------
29.      Techtronic             Units B-F 24/F CDW Building                Manufacture and trading of rechargeable
Industries Company Limited      388 Castle Peak Road                       power tools, floor care equipment, solar
                                Tsuen Wan                                  powered and electronic products, personal
                                New Territories Hong Kong                  and health care products and kitchenware
                                                                           products.

------------------------------- ------------------------------------------ -------------------------------------------
30.      tom.com limited        48th Floor, The Center,                    TOM.COM LIMITED is an Internet content
                                99 Queen's Road Central,                   provider operating a mega-portal to
                                Hong Kong                                  provide broad "China Experience" content
                                                                           and e-commerce to the world and
                                                                           "Lifestyle for Chinese" content and
                                                                           e-commerce to the worldwide Chinese
                                                                           population both in the Greater China
                                                                           region and overseas Chinese speaking
                                                                           communities.

------------------------------- ------------------------------------------ -------------------------------------------
31.      CK Life Sciences       7/F., Cheung Kong Center, No. 2 Queen's    Research and development
Int'l., (Holdings) Inc.         Road Central, Hong Kong                    commercialisation, marketing and sale of
                                                                           biotechnology products
------------------------------- ------------------------------------------ -------------------------------------------

                                  EXHIBIT INDEX



Exhibit No.         Description
-----------         -----------
1.                  Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony
                    Tong, Wan Sang Hui, Lee Li, James Mullen, John Farrell, Paul
                    Poung - Hwa Chow, Fung Oi Ip Alfonso, Oei Hong Leong,
                    Fortune E-Commerce Limited, B2B Ltd., the owner of
                    PacificNet.com, LLC and PacificNet.com, Inc. (previously
                    filed with the initial Statement on Schedule 13D).

2. Supplement to the Share Exchange Agreement, dated as of April 29, 2000, among Creative Master International, Inc.,
                    PacificNet.com, LLC and the members of PacificNet.com, Inc.
                    and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

3. Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2 (previously filed with Amendment No. 2 to the initial Statement on
                    Schedule 13D).

4.                  Sale and Purchase Agreement dated September 28, 2000 between
                    Chip Lian Investments (HK) Limited, Calisan Developments
                    Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and
                    Great Decision Limited (previously filed with Amendment No.
                    1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

5.                  Sale and Purchase Agreement dated September 26, 2000 between
                    Chip Lian Investments (HK) Limited, Calisan Developments
                    Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and
                    Powervote Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

6.                  Hutch Agreement dated September 28, 2000 between Namble
                    Limited and Powervote Technology Limited (previously filed with Amendment No. 2 to the initial Statement on Schedule
                    13D).

7. Joint Filing Agreement dated September 7, 2001 among the reporting persons listed on this Amendment No. 3.

8. Joint Filing Agreement dated January 30, 2002 among the reporting persons listed on this Amendment No. 4.

9. Joint Filing Agreement dated May 6, 2002 among the reporting persons listed on this Amendment No. 5.

10. Joint Filing Agreement dated October 6, 2003 among the reporting persons listed on this Amendment No. 6.
